Exhibit 99.1

News Release

Nucor Executive Vice President Dan Needham to Retire

CHARLOTTE, N.C., March 3, 2026 – Nucor Corporation (NYSE: NUE) announced today that Daniel R. Needham, Executive Vice President of Commercial, plans to retire effective June 20, 2026.

Mr. Needham joined Nucor in 2000 as Controller at Nucor Steel Hertford County and subsequently served as Controller of Nucor Steel Decatur, LLC and Nucor Steel Utah. He later served as General Manager of Nucor Steel Connecticut, Inc., Nucor Steel Utah and Nucor Steel Indiana. He was promoted to Vice President in 2016 and to Executive Vice President in 2021.

“Over nearly 26 years with Nucor, Dan brought exceptional leadership and a deep commitment to our culture and teammates. His experience across multiple operations and communities strengthened our position in the North American steel industry and helped position the company for continued success. We are grateful for Dan’s many contributions and wish him and his family all the best in the next chapter,” said Leon Topalian, Chair and Chief Executive Officer of Nucor.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Contact Information

For Investor/Analyst Inquiries –

Chris Jacobi, chris.jacobi@nucor.com, or Paul Donnelly, paul.donnelly@nucor.com

For Media Inquiries –

Katherine Miller, katherine.miller@nucor.com

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com